Exhibit 99.1

                 Trex Company Completes Year of Strong Growth;
                     2004 Revenue Increases 33%, EPS up 28%



    WINCHESTER, Va.--(BUSINESS WIRE)--Feb. 17, 2005--Trex Company, Inc. (NYSE: TWP), manufacturer of Trex(R) decking and railing, today announced financial results for the fourth quarter and fiscal year ended December 31, 2004.
    Net sales for the 2004 fourth quarter totaled $29.6 million compared to $21.9 million for the 2003 fourth quarter. The net loss decreased to $0.4 million, or $0.02 per diluted share, for the 2004 fourth quarter from a net loss of $0.8 million, or $0.05 per diluted share, for the 2003 fourth quarter.
    Chairman and Chief Executive Officer Robert Matheny commented, "Trex Company typically reports a loss in the fourth quarter due to the highly seasonal nature of deck installations, whose peak periods occur from late winter through September. As is usual in the fourth quarter, we built product inventory to prepare for the heavy demand we anticipate during the upcoming peak season. During the period, our cost of sales was negatively affected by the higher cost of plastic raw materials."
    For the full 2004 year, Trex Company reported net sales of $253.6 million compared to $191.0 million for 2003, which represents an increase of 33%. Net income increased 29% to $27.2 million, or $1.83 per diluted share, from net income of $21.0 million, or $1.43 per diluted share, for 2003.
    Mr. Matheny continued, "As our financial results clearly demonstrate, 2004 was a successful year for Trex. As the demand for composite decking and railing products continued to grow, we took steps to expand our market leadership position. We introduced a series of products - Trex Origins(TM), Trex Accents(TM), and Trex Designer Series Railing(TM) - that have been well accepted by the market. In fact, Trex Accents(TM) has already established itself as the leading wood grain-textured deck board in the composite market. We launched a relationship with The Home Depot designed to complement our existing distribution channel and reach a new set of consumers and contractors. In addition, we started construction on our third manufacturing plant, in Olive Branch, Mississippi.
    "In 2005, we will capitalize even further on the growing popularity of composite decking and railing. In December, we began shipping Trex Brasilia(TM), a new line of deck boards, trim profiles and railings that feature the look of tropical hardwoods, including subtle shadings and color variations. Our Trex Artisan Series Railing(TM) will also debut in 2005. This new railing system has a white textured surface with the appearance of painted wood and is crafted from a durable composite material that offers an elegant look while setting a new standard for easy installation. Our new advertising campaign, 'Create Your Space(TM)', kicked off in February and is designed to demonstrate the broad design flexibility Trex Company's products offer homeowners looking to create an outside living environment."
    Mr. Matheny concluded, "We believe Trex Company is well positioned to take advantage of the extraordinary opportunities that exist in our market and to continue expanding our leadership role. For 2005, we expect net sales and earnings per diluted share to increase approximately 18% to 22%."

    About Trex Company

    Trex Company is the nation's largest manufacturer of composite decking, which is marketed under the brand name Trex(R). Made from a unique combination of reclaimed wood and plastic, Trex decking and railing products offer significant design flexibility with fewer ongoing maintenance requirements. For more information, visit the Company's website, www.trex.com. Trex(R), Trex Origins(TM), Trex Accents(TM), Trex Designer Series Railing(TM), Trex Brasilia(TM) and Trex Artisan Series Railing(TM) are trademarks of Trex Company, Inc., Winchester, Va.

    Note: The Company has scheduled a conference call to discuss fourth-quarter 2004 and full-year results for 11:00 a.m. ET on Friday, February 18. A live webcast of the conference call will be available at the Trex Company web site at www.trex.com. The call will also be simulcast at www.streetevents.com. For those who cannot listen to the live broadcast, an audio replay of the call will be available on these web sites for 30 days. A telephone replay of the call will also be available from 2:00 p.m. ET on February 18 until 11:59 p.m. ET on February 25. To listen to the telephone replay, dial 800-642-1687 (706-645-9291 outside the U.S.) and enter conference ID #3721038.

    The statements in this press release regarding the Company's expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products, the sensitivity of the Company's business to general economic conditions, the Company's ability to continue to obtain raw materials at acceptable prices, the Company's ability to increase production levels to meet increasing demand for its products, and the highly competitive markets in which the Company operates. The Company's report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 and its subsequent filings on Form 10-Q discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                          TREX COMPANY, INC.
           Condensed Consolidated Statements of Operations
           (In thousands, except share and per share data)
                             (Unaudited)


                           Three Months Ended
                              December 31,     Year Ended December 31,
                           2003        2004        2003        2004
                       ----------- ----------- ----------- -----------

Net sales                 $21,908     $29,614    $191,008    $253,628

Cost of sales              14,247      18,920     107,246     151,286
                       ----------- ----------- ----------- -----------

Gross profit                7,661      10,694      83,762     102,342

Selling, general and
 administrative
 expenses                   7,918      10,768      46,837      56,382
                       ----------- ----------- ----------- -----------

Income (loss) from
 operations                  (257)        (74)     36,925      45,960

Interest expense,  net       (905)       (515)     (3,560)     (3,064)
                       ----------- ----------- ----------- -----------

Income (loss) before
 income taxes              (1,162)       (589)     33,365      42,896

Income taxes                 (399)       (238)     12,376      15,741
                       ----------- ----------- ----------- -----------

Net income (loss)           $(763)      $(351)    $20,989     $27,155
                       =========== =========== =========== ===========

Diluted earnings per
 common share              $(0.05)     $(0.02)      $1.43       $1.83
                       =========== =========== =========== ===========


Diluted weighted
 average shares
 outstanding           14,572,700  14,705,706  14,727,838  14,834,718
                       =========== =========== =========== ===========




                          TREX COMPANY, INC.
                 Condensed Consolidated Balance Sheets
                   (In thousands, except share data)

                                                 31-Dec-03  31-Dec-04
                                                 --------- -----------
                                                           (unaudited)
ASSETS
Current  assets:
 Cash and cash equivalents                         $8,151     $23,925
 Restricted cash                                       --      20,959
 Trade accounts receivable                          5,829      21,964
 Inventories                                       45,950      44,357
 Prepaid expenses and other assets                  1,899       4,659
 Deferred income taxes                              2,169       2,975
                                                 --------- -----------
         Total current assets                      63,998     118,839
                                                 --------- -----------
Property, plant and equipment, net                138,062     158,389
Goodwill                                            6,837       6,837
Other assets                                        1,558       2,986
                                                 --------- -----------
         Total assets                            $210,455    $287,051
                                                 ========= ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and accrued expenses            $13,497     $31,496
 Current portion long-term debt                       886       8,932
                                                 --------- -----------
         Total current liabilities                 14,383      40,428
                                                 --------- -----------
 Deferred income taxes                             13,174      15,808
 Debt-related derivatives                           2,202       1,736
 Long-term debt, net of current portion            53,490      69,565
                                                 --------- -----------
         Total liabilities                         83,249     127,537
                                                 --------- -----------
Stockholders' equity:
 Preferred stock, $0.01 par value, 3,000,000
  shares authorized; none issued and outstanding       --          --
 Common stock, $0.01 par value, 40,000,000
  shares authorized; 14,702,231 and 14,843,820
  shares issued and outstanding at December 31,
  2003 and 2004                                       147         148
 Additional paid-in capital                        55,889      60,182
 Deferred compensation                             (1,829)     (1,259)
 Accumulated other comprehensive loss              (1,387)     (1,098)
 Retained earnings                                 74,386     101,541
                                                 --------- -----------
          Total stockholders' equity              127,206     159,514
                                                 --------- -----------
          Total liabilities and stockholders'
           equity                                $210,455    $287,051
                                                 ========= ===========




                            TREX COMPANY, INC.
             Condensed Consolidated Statements of Cash Flows
                              (In thousands)
                               (Unaudited)

                                                      Twelve Months
                                                    Ended December 31,
                                                      2003      2004
                                                   --------- ---------
    OPERATING ACTIVITIES
    Net income                                      $20,989   $27,155
    Adjustments to reconcile net income to net cash
     provided by
        operating activities:
    Depreciation and amortization                    12,539    13,713
    Other non-cash charges                            4,511     3,679
    Changes in operating assets and liabilities     (32,411)      697
                                                   --------- ---------

    Net cash provided by operating activities        $5,628   $45,244
                                                   --------- ---------

    INVESTING ACTIVITIES                           ($17,749) ($35,370)
                                                   --------- ---------

    FINANCING ACTIVITIES                             $5,379   $26,859
                                                   --------- ---------

    Net increase in cash and cash equivalents       $(6,742)  $36,733
    Cash and cash equivalents at beginning of
     period                                         $14,893    $8,151
                                                   --------- ---------

    Cash and cash equivalents at end of period       $8,151   $44,884
                                                   ========= =========



    CONTACT: Trex Company, Inc.
             Paul Fletcher, 540-542-6300
             or
             Lippert/Heilshorn & Associates
             Harriet Fried, 212-838-3777